Exhibit 99.1

Gato Investments LP, A Portfolio Investment of Searchlight Capital Partners, L.P., Completes Acquisition of Hemisphere Media Group

MIAMI, FL – September 13, 2022 – Gato Investments LP (“Gato”), a portfolio investment of Searchlight Capital Partners, L.P. (“Searchlight”), and Hemisphere Media Group, Inc. (“Hemisphere” or the “Company”), a leading pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with prominent broadcast, cable television and digital content platforms, today announced the completion of Gato’s acquisition of Hemisphere. The transaction was previously announced on May 9, 2022, and approved by Hemisphere’s stockholders at the Special Meeting of Stockholders held on September 8, 2022.

Subject to the terms of the definitive merger agreement, Hemisphere stockholders will receive $7.00 per share of Class A Common Stock or Class B Common Stock. Hemisphere’s common stock has ceased trading and will be delisted from the Nasdaq stock market.

Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended, including statements about the potential benefits of the proposed acquisition, anticipated growth rates, the Company's plans, objectives, expectations, and the anticipated timing of the closing of the proposed transaction. When used in this communication, the words "believes," "estimates," "plans," "expects," "should," "could," "outlook," "potential," "forecast," "target" and "anticipates" and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 16, 2022. Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is a pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television, streaming and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, the leading Spanish-language subscription streaming service in the U.S., a Spanish-language content distribution company and has an ownership interest in a leading broadcast television network in Colombia.

About Searchlight

Searchlight is a global private investment firm with over $10 billion in assets under management and offices in New York, London and Toronto. Searchlight seeks to invest in businesses where its long-term capital and strategic support accelerate value creation for all stakeholders. For more information, please visit www.searchlightcap.com.

Contacts:

Edelman Smithfield for Hemisphere Media Group

Ashley Firlan

917-640-4196

Ashley.Firlan@edelmansmithfield.com